Exhibit 99.1

Bunge Reports Second Quarter 2014 Results

White Plains, NY – July 31, 2014 – Bunge Limited (NYSE:BG)

•       Total segment EBIT of $418 million, up $179 million vs. last year

•       Full-year outlook remains positive, expecting to meet or exceed targeted combined agribusiness-food ROIC of 1.5 points over WACC

•       Agribusiness results driven by good crush margins and execution of trade flows

•       Food & ingredients generated record quarterly earnings

•     Strategic review of sugarcane milling operation is progressing

▶  Financial Highlights

	Quarter Ended		Six Months Ended

US$ in millions, except per share data	6/30/14	6/30/13	6/30/14	6/30/13

Net sales	$16,793	$15,491	$30,254	$30,276

Total segment EBIT (a)	$418	$239	$493	$562

Certain gains & charges (b)	-	-	-	$63

Total segment EBIT, adjusted (a)	$418	$239	$493	$499

Agribusiness	$311	$170	$390	$345

Food & Ingredients (c)	$90	$63	$144	$122

Sugar & Bioenergy	$6	$(3)	$(58)	$20

Fertilizer	$11	$9	$17	$12

Net income per common share from continuing operations-diluted	$1.71	$0.74	$1.58	$1.95

Net income per common share from continuing operations-diluted, adjusted (a)	$1.76	$0.74	$1.67	$1.89

(a)    Total segment earnings before interest and tax (“EBIT”) and net income (loss) per common share from continuing operations-diluted (excl. certain gains and charges and discontinued operations) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(b)    Includes certain gains and charges included in segment EBIT for the six months ended June 30, 2013 of $16 million for agribusiness, $15 million for food & ingredients and $32 million for fertilizer.

(c)    Includes edible oil products and milling products segments.

▶       Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “We had a strong performance in the second quarter with all segments reporting higher year-over-year results. Strong global oilseed processing margins, driven by big crops and growing demand, led to significantly better results in agribusiness.

Improved operational and commercial performance and the addition of our new wheat mills in Mexico contributed to a record quarter in food & ingredients.  The results demonstrate the potential of this segment and the value of managing integrated oilseed and grain chains. Sugar & bioenergy performed as expected, due in part to our continued progress in containing costs and increasing productivity.

“We expect the momentum of the second quarter to carry through for the remainder of the year and that we will meet or exceed our targeted full-year combined returns in agribusiness and food & ingredients of 1.5 points above cost of capital. In agribusiness, big Northern Hemisphere crops combined with strong global livestock economics should continue to drive demand and encourage trade. In food & ingredients, we expect continued strong results as our performance improvement initiatives reach greater scale. And in sugar & bioenergy, we are now entering the peak milling season and continue to forecast full year breakeven EBIT.

“The strategic review of our sugarcane milling business is progressing.  We are running the business free cash flow neutral as we explore various alternatives.  We remain committed to completing the review and achieving the best result for shareholders.

“During the quarter we returned $108 million to Bunge’s shareholders through our share repurchase program.”

▶       Second Quarter Results

Agribusiness

A strong global oilseed processing environment in most regions of the world was the primary driver of higher results in the quarter.  In the Southern Hemisphere, record soybean crops, strong export demand and good farmer selling led to solid processing margins.  Our team in Brazil continued to do an excellent job in managing logistical flows of crops through a complicated interior structure resulting in lower transportation and execution costs.  Oilseed processing results were also higher in the Northern Hemisphere led by strong softseed margins in Canada and soybean margins in Europe.  U.S. soybean processing results were comparable to last year. Results in China were down. Grain origination results were within expectations, but lower than last year primarily due to Brazilian farmers postponing commercialization of the safrinha corn crop as a result of the drop in market prices. Risk management results were comparable to last year and in line with expectations.

Edible Oil Products

Strong results in the quarter were driven by improved performances in Brazil and in Europe with both regions expanding margins and tightly managing costs and working capital.  While margins expanded in North America, one-time costs in logistics due to backlogs and some short-term cost increases in maintenance led to lower results in this region.  Results in Argentina were flat with last year; results in Asia were slightly lower.

Milling Products

Record results in the quarter were driven by strong performances in our wheat milling operations in Brazil and Mexico. In Brazil, results benefitted from an increased focus on margins and driving greater efficiencies in our plants and supply chain network.  Milling results in Mexico reflected our new wheat milling acquisition and synergies from its integration with our existing operation.  Results in U.S. corn milling were lower than last year primarily due to lower margins.  Results in rice milling were comparable to last year.

Sugar & Bioenergy

Higher results in our sugarcane milling and biofuels businesses more than offset lower results in our trading & merchandising operation. Improved performance in sugarcane milling was driven by higher crush volumes, increased energy sales, improved Brazilian ethanol prices and approximately $10 million of mark-to-market gains related to hedges on our forward sugar sales.  The second quarter is typically a weak period for milling operations as it marks the beginning of the sugarcane harvest in the Center-South of Brazil when the sugar content of the sugarcane is at its lowest level. Consequently, mills produce less sugar and ethanol per unit of sugarcane milled than they will in the second half of the year when the yield increases. Results in our biofuels business were higher than last year, primarily due to the favorable ethanol margin environment in the U.S. and the contribution from our new corn wet milling joint venture in Argentina. Weaker results in our trading & merchandising business were primarily due to lower margins.

Fertilizer

Results in the quarter were higher than last year, and our fertilizer operations continue to serve a critical role in support of our South American agribusiness operations.

Cash Flow

Cash used by operations in the six months ended June 30, 2014 was $791 million compared to cash used of $513 million in the same period last year. The year-over-year variance primarily reflects seasonal working capital increases related to South American harvests and a significantly lower level of working capital for the year ended December 31, 2013 when compared to the year ended December 31, 2012.

Income Taxes

The effective tax rate for the six months ended June 30, 2014, was approximately 36% compared to 29% for the six months ended June 30, 2013.  The higher tax rate primarily relates to earnings mix. We continue to expect our full-year tax rate to be approximately 23%.

▶       Outlook

Drew Burke, Chief Financial Officer, stated, “We expect a solid second half of the year.  In agribusiness, demand for agricultural commodities should remain strong due to the combination of lower crop prices and robust livestock economics. Crops in North America and Europe are developing well, supporting good forward soybean and softseed processing margins in these regions.  After a strong period of farmer selling in South America, we expect a slower pace in the second half of the year.  While this would reduce utilization in the region, it should provide additional export opportunities for the U.S. and Europe. It will also skew results more towards the fourth quarter.

“In food & ingredients, we expect the strong momentum to continue. We have the seasonally strong period of the year in front of us and expect additional contributions coming from our performance improvement initiatives.

“In sugar & bioenergy, we continue to expect full-year segment results to be about breakeven and are managing the business to be free cash flow neutral.  We are entering the seasonally stronger period of the year as crush and ATR levels increase.  We expect to have sufficient cane to crush in line with industrial capacity.  However, at the end of June we were about 35% through the harvest, so weather remains an important factor both in ATR evolution and the length of the processing season.”

▶       Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on July 31, 2014 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 37720028.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q2 2014 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on July 31, 2014, continuing through August 30, 2014.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 37720028.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

▶       About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

▶       Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact, are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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                              Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment EBIT, net income (loss) attributable to Bunge and earnings per share for the quarter ended June 30, 2014 and 2013.

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended June 30:	2014	2013	2014	2013	2014	2013
Continuing operations:
Sale of certain rights (1)	$-	$-	$-	$-	$-	$-
Discrete tax charges (2)	-	-	(8)	-	(0.05)	-
Total	$-	$-	$(8)	$-	$(0.05)	$-

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Six Months Ended June 30:	2014	2013	2014	2013	2014	2013
Continuing operations:
Sale of certain rights (1)	$-	$63	$-	$41	$-	$0.28
Discrete tax charges (2)	-	-	(13)	(31)	(0.09)	(0.22)
Discontinued operations:
Discrete tax charges (3)	-	-	-	(17)	-	(0.11)
Total	$-	$63	$(13)	$(7)	$(0.09)	$(0.05)

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2014	2013	2014	2013
Net sales	$16,793	$15,491	$30,254	$30,276
Cost of goods sold	(16,000)	(14,875)	(29,047)	(29,013)
Gross profit	793	616	1,207	1,263
Selling, general and administrative expenses	(392)	(379)	(758)	(728)
Foreign exchange gains (losses)	14	(3)	36	(43)
Other income (expense)-net (1)	1	(1)	7	38
EBIT attributable to noncontrolling interest	2	6	1	32
Total Segment EBIT (4)	418	239	493	562
Interest income	33	12	52	21
Interest expense	(76)	(86)	(155)	(162)
Income tax expense(2)	(111)	(38)	(141)	(111)
Noncontrolling interest share of interest and tax	9	8	16	14
Income from continuing operations, net of tax	273	135	265	324
Income (loss) from discontinued operations, net of tax (3)	15	1	10	(8)
Net income attributable to Bunge (5)	288	136	275	316
Convertible preference share dividends and other obligations	(16)	(26)	(30)	(36)
Net income available to Bunge common shareholders	$272	$110	$245	$280
Net income (loss) per common share diluted attributable to Bunge common shareholders:
Continuing operations	$1.71	$0.74	$1.58	$1.95
Discontinued operations	0.10	0.01	0.07	(0.05)
Net income per common share - diluted	$1.81	$0.75	$1.65	$1.90
Weighted—average common shares outstanding - diluted (6)	155	148	148	148

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except volumes)	2014	2013	2014	2013
Volumes (in thousands of metric tons):
Agribusiness	35,004	34,356	66,678	65,802
Sugar & Bioenergy	2,134	2,021	4,074	4,324
Edible oil products	1,716	1,765	3,329	3,408
Milling products	1,196	1,031	2,348	2,042
Fertilizer	221	194	358	329

Net sales:
Agribusiness	$12,855	$11,566	$22,948	$22,340
Sugar & Bioenergy	1,186	939	2,030	2,052
Edible oil products	2,099	2,376	4,027	4,673
Milling products	553	509	1,088	1,044
Fertilizer	100	101	161	167
Total	$16,793	$15,491	$30,254	$30,276
Gross profit:
Agribusiness	$522	$370	$775	$768
Sugar & Bioenergy	26	34	(10)	91
Edible oil products	143	137	264	253
Milling products	88	61	157	124
Fertilizer	14	14	21	27
Total	$793	$616	$1,207	$1,263
Selling, general and administrative expenses:
Agribusiness	$(214)	$(199)	$(406)	$(390)
Sugar & Bioenergy	(37)	(39)	(76)	(76)
Edible oil products	(96)	(104)	(195)	(188)
Milling products	(42)	(31)	(79)	(64)
Fertilizer	(3)	(6)	(2)	(10)
Total	$(392)	$(379)	$(758)	$(728)
Foreign exchange gain (loss):
Agribusiness	$3	$(2)	$19	$(43)
Sugar & Bioenergy	13	(4)	18	(1)
Edible oil products	(1)	-	-	(1)
Milling products	-	-	-	-
Fertilizer	(1)	3	(1)	2
Total	$14	$(3)	$36	$(43)
Segment earnings before interest and tax:
Agribusiness	$311	$170	$390	$361
Sugar & Bioenergy	6	(3)	(58)	20
Edible oil products	46	34	68	72
Milling products	44	29	76	65
Fertilizer	11	9	17	44
Total (4)	$418	$239	$493	$562

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(In millions)	2014	2013
Assets
Cash and cash equivalents	$523	$742
Time deposits under trade structured finance program	3,008	4,470
Trade accounts receivable, net	2,981	2,144
Inventories (7)	6,145	5,796
Other current assets	4,015	4,620
Total current assets	16,672	17,772
Property, plant and equipment, net	6,290	6,075
Goodwill and other intangible assets, net	704	718
Investments in affiliates	274	241
Other non-current assets	2,071	1,975
Total assets	$26,011	$26,781
Liabilities and Equity
Short-term debt	$1,361	$703
Current portion of long-term debt	131	762
Letter of credit obligations under trade structured finance program	3,008	4,470
Trade accounts payable	3,427	3,522
Other current liabilities	2,450	3,078
Total current liabilities	10,377	12,535
Long-term debt	4,231	3,179
Other non-current liabilities	972	942
Total liabilities	15,580	16,656
Redeemable noncontrolling interest	40	37
Total equity	10,391	10,088
Total liabilities and equity	$26,011	$26,781

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2014	2013
Operating Activities
Net income (5)	$258	$270
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Impairment charges	4	-
Foreign exchange loss (gain) on debt	62	49
Depreciation, depletion and amortization	286	270
Other, net	(18)	75
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(835)	(632)
Inventories	(298)	(316)
Trade accounts payable and accrued liabilities	(219)	460
Other, net	(31)	(689)
Cash provided by (used for) operating activities	(791)	(513)
Investing Activities
Payments made for capital expenditures	(351)	(470)
Acquisitions of businesses (net of cash acquired)	(12)	(11)
Proceeds from sale of investments	225	38
Payments for investments	(112)	(29)
Payments for investments in affiliates	(28)	(24)
Other, net	24	(32)
Cash provided by (used for) investing activities	(254)	(528)
Financing Activities
Net proceeds (repayments) of short-term debt	727	1,075
Net proceeds (repayments) of long-term debt	408	278
Proceeds from sale of common shares	13	12
Repurchase of common shares	(200)	-
Dividends paid	(105)	(96)
Other, net	(17)	(3)
Cash provided by (used for) financing activities	826	1,266
Effect of exchange rate changes on cash and cash equivalents	-	(68)
Net increase (decrease) in cash and cash equivalents	(219)	157
Cash and cash equivalents, beginning of period	742	569
Cash and cash equivalents, end of period	$523	$726

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment earnings before interest and tax (EBIT) is consolidated net income (loss) attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2014	2013	2014	2013
Total segment EBIT	$418	$239	$493	$562
Interest income	33	12	52	21
Interest expense	(76)	(86)	(155)	(162)
Income tax expense	(111)	(38)	(141)	(111)
Income (loss) from discontinued operations, net of tax	15	1	10	(8)
Noncontrolling interest share of interest and tax	9	8	16	14
Net income attributable to Bunge	$288	$136	$275	$316

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Continuing operations:
Net income (loss) per common share - diluted (excluding certain gains & charges and discontinued operations)	$1.76	$0.74	$1.67	$1.89
Certain gains & charges (see Additional Financial Information section)	(0.05)	-	(0.09)	0.06
Net income (loss) per common share from continuing operations	1.71	0.74	1.58	1.95
Discontinued operations:
Net income (loss) per common share - diluted (excluding certain gains & charges)	0.10	0.01	0.07	0.06
Certain gains & charges (see Additional Financial Information section)	-	-	-	(0.11)
Net income (loss) per common share - discontinued operations	0.10	0.01	0.07	(0.05)
Net income per common share-diluted	$1.81	$0.75	$1.65	$1.90

▶ Notes

(1)                 2013 EBIT includes a gain of $63 million recorded in other income (expense) – net in the first quarter of 2013 related to the sale of Bunge’s rights to certain legal claims.  The gain was $16 million, $9 million, $6 million and $32 million in the agribusiness, edible oil products, milling and fertilizer segments, respectively.

(2)                 2014 income tax expense includes a charge of $13 million recorded during the six months ended June 30, 2014 primarily related to an uncertain income tax position in North America of $7 million ($2 million in the second quarter) and $4 million in the second quarter related to the finalization of a European tax audit.

2013 income tax expense includes a charge of $27 million recorded in the first quarter of 2013 as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil and $4 million related to the finalization of a European tax audit.

(3)                 2013 discontinued operations, net of tax, includes an income tax charge of $17 million recorded in the first quarter of 2013 as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil.

(4)                 See Reconciliation of non-GAAP Measures.

(5)                 A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Six Months Ended
	June 30,
	2014	2013
Net income attributable to Bunge	$275	$316
EBIT attributable to noncontrolling interest	(1)	(32)
Noncontrolling interest share of interest and tax	(16)	(14)
Net income	$258	$270

(6)                 Weighted-average common shares outstanding-diluted for the quarter ended June 30, 2014 excludes the dilutive effect of approximately 3 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive and includes the dilutive effect of 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares as the effect of conversion would have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended June 30, 2013 excludes the dilutive effect of approximately 4 million of outstanding stock options and contingently issuable restricted stock units and the dilutive effect of 7.6 million weighted-average common shares because the effect of conversion would not have been dilutive.

Weighted-average common shares outstanding-diluted for the six month periods ended June 30, 2014 and 2013 excludes the dilutive effect of approximately 3 million and 4 million of outstanding stock options and contingently issuable restricted stock units, respectively, and the dilutive effect of 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares, because the effect of conversion would not have been dilutive.

(7)                 Includes readily marketable inventories of $4,963 million and $4,678 million at June 30, 2014 and December 31, 2013, respectively. Of these amounts $3,589 million and $2,927 million, respectively, are attributable to merchandising activities.